Exhibit 14.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement of Federated International Leaders Fund (formerly Federated International Value Fund), a portfolio of Federated World Investment Series, Inc, and to the incorporation by reference of our reports, dated January 16, 2009, on the financial statements and financial highlights of Federated International Leaders Fund and Federated International Equity Fund as of November 30, 2008 in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Federated International Leaders Fund.

We also consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm” in the Federated International Leaders Fund and Federated International Equity Fund Statements of Additional Information, dated January 31, 2009, on Form N-1A, which were filed with the Securities and Exchange Commission in Post-Effective Amendment No. 42 (File No. 33-52149) and Post-Effective Amendment No. 54 (File No. 91776), respectively, and are incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14 of Federated International Leaders Fund.  We further consent to the incorporation by reference of our reports, dated January 16, 2009, on the financial statements and financial highlights of Federated International Leaders Fund and Federated International Equity Fund, included in the Annual Reports to Shareholders for the year ended November 30, 2008, which are also incorporated by reference into the Statement of Additional Information included in this Registration Statement on Form N-14 for Federated International Leaders Fund.

                                            /s/ ERNST & YOUNG LLP

Boston, Massachusetts
July 20, 2009